CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 306 to Registration Statement No. 333-62298 on Form N-1A of our report dated February 29, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers, including Marketfield Fund, included in the Funds’ Annual Report on Form N-CSR of Trust for Professional Managers for the year ended December 31, 2011, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
April 30, 2012